SYRACUSA/SHEPARD LETTER OF INTENT

*SYRACUSA, LLC*
1935 Camino Vida Roble
Suite 250
Carlsbad, California 92008

David M. Shepard
6055 Alhambra Ave.
Martinez, California

September 18, 2013

Dear Mr. Shepard;

This Letter of Intent (the "Letter") sets forth the principal terms and conditions of a proposed transaction (the "Transaction") pursuant to which the parties have an understanding regarding the development of a certain tracts of land generally located south of the village of San Felipe Baja Mexico. The properties consist of two separate assemblages, the Beltran property (hereinafter the "Beltran Property ") is more particularly described in Exhibit A as approximately 2,500 Acres and the Rodrigues property (hereinafter the "Rodrigues Property") is more particularly described in Exhibit B as approximately 700 Acres (hereinafter the " San Felipe Properties ").
The negotiations are to form a new Limited Liability Company named San Felipe Off Road Resort, LLC (hereinafter "New LLC") in which the ownership shall be as follows, 75% - Syracusa, LLC (the "Company"), 25% -David M. Shepard (hereafter "Shepard"0. The purpose of the New LLC is to purchase and complete the full development of the Property. To date Shepard has expended over $500,000 in deposits and expenses against a total commitment of approximately $8,000,000.

1. The Purchase Price and Payment.

The total purchase price to be paid by the Company to the Shepard shall be $1,000,000.00, subject to adjustment as provided below, provided that in no event shall any such adjustment result in any refund to the Company of monies actually paid.

2. Definitive Agreement and Closing Conditions. The Transaction is subject to the negotiation, execution and delivery of a mutually acceptable definitive agreement between the Company and the Shepard providing for the consummation of the Transaction (the "Definitive Agreement") containing representations,

warranties, covenants, indemnities and other terms and conditions customary in such transactional agreements.

3. Negotiations. Upon execution of this Letter and subject to the conditions hereof, the Company and Shepard agree to negotiate, in good faith, the terms and conditions to be embodied in the Definitive Agreement and exhibits thereto

4. Access. Upon the execution of any confidentiality agreement reasonably requested by the Company and/or Shepard and in accordance with the provisions of such confidentiality agreement, and continuing until the termination hereof in accordance with the provisions of Section 8, the Shepard will provide the Company and its representatives and agents reasonable access (during normal business hours and after reasonable advance notice) to the books, records, facilities and representatives of Shepard in order to enable Company and its representatives to expeditiously complete any reasonable due diligence investigation of Shepard properties that it may require. Company agrees that it and its representatives will hold in confidence any confidential or proprietary information or materials of the Shepard or his affiliates, obtained in the course of such due diligence investigation in accordance with the provisions of the confidentiality agreements referred to above.

5. Public Announcement. Except as may be required by applicable law, each party agrees that such party shall not make or issue any public statement or announcement with respect to the Transaction or this Letter without the prior written consent of the other party. Even if required by law, the disclosing party will inform the other party prior to disclosure and afford the other party with reasonable input as to the text and manner of any such announcement.

6. Expenses. All expenses incident to the Transaction, whether or not the Transaction is consummated, will be borne exclusively by the party incurring the expenses, including any expenses incurred prior to the date hereof, as well as those incurred after the date hereof.

7. Notices. All notices provided for in this Letter shall be in writing signed by the party giving such notice to the other party at its address first set forth above, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested. Notices shall be deemed to have been received on the date of actual delivery or attempted delivery. Notice may also be given by facsimile or electronic transmission to a party that provides its facsimile number or email address to the other party and such notice shall be effective upon confirmation to the sender of receipt.

8. Term. This Letter will terminate on October 15th 2013.

9. Governing Law; Venue. This Letter shall be governed and construed in accordance with the laws of the State of California applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the County and State of California, by execution and delivery of this Letter, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense based on improper venue, forum non conveniens or sufficiency of contact with the forum state, to the conduct of any proceeding in any such court, and (iv) consent to any service of process made either (x) in the manner set forth in Section 7 of this Agreement (other than by facsimile or electronic transmission), or (y) any other method of service permitted by law.

10. Counterparts. This Letter may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Copies delivered by facsimile or electronic transmission shall be deemed originals for all purposes.

11. Headings. The headings in the Sections of this Letter are inserted for convenience only and shall not constitute a part of this Letter.

***DELIBERATELY LEFT BLANK***

If this Letter accurately sets forth your understanding of the Transaction, please so indicate by returning one fully executed copy of this Letter to the undersigned.

**ACCEPTED AND AGREED TO,**
This 18th day September 2013:

**Syracusa, LLC**

**By:** ______________________________
**Its:** ______________________________

**David M. Shepard**

**Signed:** ______________________________